UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2008
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0156584 (I.R.S. Employer Identification No.)
3408 Garrett Drive
Santa Clara, California 95054-2803
(Address of principal executive offices, with zip code)
(408) 764-8808
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On September 3, 2008, Trident Microsystems, Inc. (the “Company”), announced the promotion of Dr. Hungwen Li to Chief Marketing Officer and the appointment of Saeid Moshkelani as Senior Vice President, Engineering.
     Dr. Li joined Trident in January 2007 as Senior Vice President of Strategic Marketing. Prior to Trident, he was Senior Vice President and Chief Marketing Officer for Huahong International, a company that provided strategic corporate business services including technology acquisition, partnership development and business incubation, serving from 2005 through December 2006. From 2000 to 2005, he was the founder, President and Chief Executive Officer of RedSwitch, a company that provided InfiniBand switches to connect enterprise servers, storage and networking gear. Previously, he served in multiple senior positions at companies such as HAL Computer Systems/Fujitsu, IBM Research Center and RCA. Dr. Li holds a B.S. degree in Electrical Engineering from National Taiwan University and a M.S. degree in Electrical Engineering and Ph.D. degree in Electrical Engineering from the University of Pittsburgh in Pennsylvania.
     Mr. Moshkelani, a veteran in semiconductor and systems development, joined Trident on September 2, 2008. Prior to Trident, he served as Vice President of Engineering and Operations for Dust Networks from 2006 to 2008. Mr. Moshkelani also served as Vice President, Engineering, Consumer Division from 2001 to 2006 for LSI Logic and Vice President, Engineering and Operations, from 1991 to 2001 for C-Cube Microsystems, which was acquired by LSI Logic. From 1997-1998, Mr. Moshkelani held several engineering positions with VLSI Technology, including Director of Design Technology. Mr. Moshkelani began his career at AMI where he served as Design/Product Engineer, Semi-Custom Group from 1984 to 1987. Mr. Moshkelani holds a B.S. degree in Electrical Engineering from Oregon State University.
     The Company also announced the departures of Leechung Yiu, Senior Vice President of VLSI Engineering, effective September 19, 2008, and of Peter Wicher, Vice President, Digital TV Marketing, effective September 12, 2008, each to pursue other opportunities. Mr. Yiu’s responsibilities will become part of the engineering group headed by Mr. Moshkelani, and Mr. Wicher’s responsibilities will become part of the marketing organization headed by Dr. Li.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2008 TRIDENT MICROSYSTEMS, INC.
/s/ David L. Teichmann
David L. Teichmann
Senior Vice President, General Counsel & Corporate Secretary